EXHIBIT 8.1

SUBSIDIARIES

Clearly Canadian Beverage Corporation has five wholly-owned subsidiaries:

  CC Beverage (U.S.) Corporation, a Washington corporation

  Clearly Canadian Beverage (International) Corporation, a Barbados corporation

  Blue Mountain Springs Ltd., an Ontario corporation

  My Organic Baby Inc., an Ontario corporation

  DMR Food Corporation, an Ontario corporation